77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Merrill Lynch Natural Resources Trust held on August 31, 2006, the results were as follows:

PROPOSAL 1.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 1, the shares of the Funds were voted as follows:

For

Against

Abstain

3,933,001

123,635

115,654

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Funds were voted as follows:

For

Against

Abstain

3,922,489

   134,774

       115,027

PROPOSAL 5.

     To approve a proposed change in the fundamental investment restriction relating to such Fund’s industry concentration.  With respect to Proposal 5, the shares of the Funds were voted as follows:

For

Against

Abstain

3,868,213

   185,450

       118,627